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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) September 26, 2002

                                   ACTV, INC.
             (Exact name of registrant as specified in its charter)


Delaware                       001-10377                            94-2907258
(State or other               (Commission File                   (IRS Employer
jurisdiction of                Number)                      Identification No.)
incorporation)


                       233 PARK AVENUE SOUTH, 10th FLOOR
                            NEW YORK, NEW YORK 10003
          (Address of principal executive offices, including zip code)

                                 (212) 497-7000
              (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

On September 26, 2002, ACTV, Inc. ("ACTV") entered into an Agreement and Plan of Merger (the "Merger Agreement") with OpenTV Corp. ("OpenTV"). Under the terms of the Merger Agreement, each outstanding share of ACTV common stock will be exchanged in the merger for an amount of OpenTV Class A Ordinary Shares determined by dividing $1.65 by the then average market price of the OpenTV Class A Ordinary Shares, provided that if the average market price of an OpenTV Class A Ordinary Share is then less than $2.25 per share (the "Floor Value"), it will be valued at $2.25 per share for this purpose and if the average market price of an OpenTV Class A Ordinary Share is then greater than $6.05 per share (the "Ceiling Value"), it will be valued at $6.05 per share for this purpose. The average market price of the OpenTV Class A Ordinary Shares shall be the average of the last sale prices (or, if on any day no sale price is reported, the average of the high bid and low ask prices on such day) of a share of OpenTV Class A Ordinary Shares on the Nasdaq Stock Market (or such other securities exchange or national market system on which the OpenTV Class A Ordinary Shares are traded) on each of the five consecutive trading days immediately preceding the third trading day prior to the closing date of the merger.

In the event that the average market price of the OpenTV Class A Ordinary Shares at the time of the merger is less than $0.80 per share, without regard to the Floor Value or Ceiling Value, ACTV may elect to terminate the Merger Agreement by delivering written notice to OpenTV no later than 5:00 p.m. (New York City time) on the second business day before the closing date. If ACTV elects to terminate the Merger Agreement, OpenTV may elect by written notice to ACTV no later than 5:00 p.m. (New York City time) on the day before the closing date, to adjust the exchange ratio so that the ACTV shareholders receive not less than $0.584 per ACTV common share.

Consummation of the merger is subject to the adoption of the Merger Agreement by ACTV's stockholders at a special meeting of ACTV stockholders, the approval of the issuance of the OpenTV Class A Ordinary Shares in the merger by the stockholders of OpenTV at a meeting of OpenTV stockholders, the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other closing conditions. Upon completion of the merger, ACTV will become a wholly-owned subsidiary of OpenTV. A copy of the Merger Agreement is attached as Exhibit 99.1. A copy of the press release dated September 26, 2002 announcing the signing of the Merger Agreement is attached as Exhibit 99.2.

Simultaneous with the execution of the Merger Agreement, ACTV entered into a letter agreement (the "Wolzien Agreement") with Thomas R. Wolzien ("Wolzien") regarding, among other things, ACTV's purchase of Wolzien's ownership interest in Media Online Services, Inc., and certain related patents and rights (the "Proposed Transactions"). The consummation of the Proposed Transactions is subject to, among other things, satisfaction (or waiver by the relevant parties) of all conditions to the merger, and the readiness of the parties to the Merger Agreement to effect the merger closing immediately following the consummation of the Proposed Transactions. A copy of the Wolzien Agreement is attached as
Exhibit 99.3 and is incorporated by reference.


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The Merger Agreement and Wolzien Agreement attached hereto as Exhibits 99.1 and
99.3, respectively, are incorporated herein by reference and the foregoing summary of the terms and conditions of such agreements is qualified in its entirety by reference to such agreements.

ITEM 7. EXHIBITS

(c)      Exhibits.

99.1 Agreement and Plan of Merger, dated September 26, 2002, by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands, ACTV Merger Sub, Inc., a Delaware corporation and ACTV, Inc., a Delaware corporation.

99.2     Press Release dated September 26, 2002.

99.3 Agreement, dated September 26, 2002, between ACTV, Inc. and Thomas R. Wolzien.





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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ACTV, INC.



                                       By:  /s/ Christopher C. Cline
                                            -----------------------------
                                            Christopher C. Cline
                                            Chief Financial Officer


Dated: October 2, 2002